P.O. Box 784	Phone: 573-624-6614
Dexter, Missouri 63841	Email: cash.gill@gillgroup.com

April 25, 2013

Kristen Miller

WNC & Associates

17782 Sky Park Circle

Irvine, California 92614

RE:	Avalon Court Apartments (Broadway Apartments), Hobbs, New Mexico

Dear Ms. Miller:

Please let this letter serve as an addendum to the original report that was completed as of October 12, 2012. As per the scope of this assignment the appraiser was to analyze financial data from the original assignment which included 2009, 2010 and 2011 as well as current 2012 audited financial statements and year-to-date 2013 financial statements. In addition, market data regarding current capitalization rates were also analyzed resulting in a current market value, subject to restricted rents, of the subject property.

This letter is written with a value indication as of April 25, 2013. The value has been concluded under the extraordinary assumption that nothing has significantly changed physically at the property.

The appraiser researched current capitalization rates of sales comparables within the area as well as analyzed data from investor surveys. The sales comparables indicated a capitalization rate of 8.5 percent. The PwC Real Estate Investor Survey indicated an average capitalization rate of 5.74 percent. The RealtyRates.com Investor Survey indicated an average capitalization rate of 7.62 percent. The RealtyRates.com Market Survey indicated an average capitalization rate of 8.0 percent. The band of investment indicated a capitalization rate of 7.72 percent. The appraiser considered the sales comparables, Realty Rate Investor Survey and the Band of Investment as they are good indicators for determining a market capitalization rate. Therefore, after considering all factors, a blended capitalization rate of 8.50 percent was determined to be appropriate for the restricted value.

Capitalization Rate of 8.5% gives a value of

$136,831.00/8.50%	=	$1,609,776.47

Market Value, Subject to Restricted Rents	=	$1,610,000.00

Therefore, it is my opinion the market value, subject to restricted rents, of the subject property, as of April 25, 2013 is as follows:

ONE MILLION SIX HUNDRED TEN THOUSAND DOLLARS

$1,610,000.00

Additional market data supporting this analysis follows this letter. If you have any questions, please feel free to contact me.

Sincerely,

/s/ Samuel L. Gill
Samuel L. Gill
State Certified General
Real Estate Appraiser

Property: Avalon Cove - Hobbs, New Mexico
\# of Rental Units: 78

Revenue and Expense Analysis
Historical and Pro Forma

% change compared to preceding year.

2013 is base year for % changes for YTD current year annualized and projections.

REVENUE - Annual

	2009	PUPA	2010	PUPA	%	2011	PUPA	%	2012	PUPA	%	YTD 2013 (2 months)	Annualized	PUPA	%	Projections	PUPA	%		REVENUE - Annual
Residential & Ancillary Income																				Residential & Ancillary Income
Annual Effective Gross Potential Rental Income	459,834	5,895	463,571	5,943	1%	462,115	5,925	0%	463,459	5,942	0%	84,440	506,640	6,495	10%	506,640	6,495	10%		Annual Gross Potential Rental Income
Annual Ancillary Income	18,454	237	13,186	169	-29%	15,709	201	19%	7,339	94	-53%	3,326	19,956	256	27%	15,000	192	-5%		Annual Ancillary Income
Annual Gross Potential Income	478,288	6,132	476,757	6,112	0%	477,824	6,126	0%	470,798	6,036	-1%	87,766	526,596	6,751	10%	521,640	6,688	9%		Annual Gross Potential Income
Occupancy	97.73%	139	97.31%	165	0%	98.83%	71	0%	99.31%	42	0%	87.66%	87.66%	0	0%	98.00%	134	0%		Occupancy
Effective Gross Income (EGI)	467,415	5,992	463,921	5,948	-1%	472,254	6,055	2%	467,549	5,994	-1%	76,931	526,596	6,751	12%	511,207	6,554	8%		Effective Gross Income (EGI)

ITEMIZED EXPENSES - Annual
Estimate of Annual Expense

	2009	PUPA	2010	PUPA	%	2011	PUPA	%	2012	PUPA	%	YTD 2013 (2 months)	Annualized	PUPA	%	Projections	PUPA	%		ITEMIZED EXPENSES - Annual / Estimate of Annual Expense
Administrative																				Administrative
Advertising	461	6	529	7	15%	527	7	0%	520	7	-1%	106	636	8	21%	390	5	-26%		Advertising
Management Fee	25,072	321	25,147	322	0%	25,395	326	1%	25,426	326	0%	4,232	25,392	326	0%	25,560	328	1%	5.000%	Management Fee
Other (Specify)	63,467	814	60,200	772	-5%	61,433	788	2%	61,507	789	0%	8,827	52,962	679	-14%	60,450	775	-2%		Other (Specify)
Total Administrative	**89,000**	1,141	**85,876**	1,101	-4%	**87,355**	1,120	2%	**87,453**	1,121	0%	**13,165**	**78,990**	1,013	-10%	**86,400**	1,108	-1%		**Total Administrative**
Operating																				Operating
Elevator Maintenance Exp.	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0		Elevator Maintenance Exp.
Fuel - Heating	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0		Fuel - Heating
Fuel - Domestic Hotwater	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0		Fuel - Domestic Hotwater
Lighting and Misc. Power	6,361	82	7,535	97	18%	7,200	92	-4%	8,387	108	16%	960	5,760	74	-20%	8,580	110	19%		Lighting and Misc. Power
Water	23,829	306	29,765	382	25%	36,551	469	23%	30,673	393	-16%	5,639	33,834	434	-7%	31,200	400	-15%		Water
Gas	0	0	0	0	0	0	0	0	0	0	0	3,786	22,716	291	0	0	0	0		Gas
Garbage and Trash Removal	35,379	454	32,882	422	-7%	33,812	433	3%	34,543	443	2%	2,296	13,776	177	-59%	35,100	450	4%		Garbage and Trash Removal
Payroll	45,543	584	53,292	683	17%	53,996	692	1%	47,109	604	-13%	4,160	24,960	320	-54%	54,600	700	1%		Payroll
Other (Specify)	15,458	198	15,874	204	3%	11,772	151	-26%	10,980	141	-7%	1,268	7,608	98	-35%	11,700	150	-1%		Other (Specify)
Total Operating	**126,570**	1,623	**139,348**	1,787	10%	**143,331**	1,838	3%	**131,692**	1,688	-8%	**18,109**	**108,654**	1,393	-24%	**141,180**	1,810	-2%		**Total Operating**
Maintenance																				Maintenance
Decorating	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0		Decorating
Repairs	101,413	1,300	81,991	1,051	-19%	67,346	863	-18%	87,343	1,120	30%	5,015	30,090	386	-55%	70,200	900	4%		Repairs
Exterminating	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0		Exterminating
Insurance	14,393	185	14,210	182	-1%	15,850	203	12%	25,408	326	60%	4,963	29,778	382	88%	15,600	200	-2%		Insurance
Ground Expense	182	2	0	0	-100%	210	3	0	0	0	-100%	0	0	0	-100%	156	2	-26%		Ground Expense
Other (specify)	0	0	93,328	1,197	0	0	0	-100%	0	0	0	0	0	0	0	0	0	0		Other (specify)
Total Maintenance	**115,988**	1,487	**189,529**	2,430	63%	**83,406**	1,069	-56%	**112,751**	1,446	35%	**9,978**	**59,868**	768	-28%	**85,956**	1,102	3%		**Total Maintenance**
Taxes																				Taxes
Real Estate Tax	11,035	141	12,009	154	9%	11,798	151	-2%	11,860	152	1%	1,976	11,856	152	0%	12,090	155	2%		Real Estate Tax
Personal Property Tax	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0		Personal Property Tax
Employee Payroll Tax	7,500	96	8,416	108	12%	8,357	107	-1%	7,486	96	-10%	1,126	6,756	87	-19%	8,580	110	3%		Employee Payroll Tax
Other	4,247	54	6,153	79	45%	19,916	255	224%	15,473	198	-22%	1,401	8,406	108	-58%	20,670	265	4%		Other
Other	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0		Other
Total Taxes	**22,782**	292	**26,578**	341	17%	**40,071**	514	51%	**34,819**	446	-13%	**4,503**	**27,018**	346	-33%	**41,340**	530	3%		**Total Taxes**
Operating Exp. before RFR	**354,340**	4,543	**441,331**	5,658	25%	**354,163**	4,541	-20%	**366,715**	4,701	4%	**45,755**	**274,530**	3,520	-22%	**354,876**	4,550	0%		Operating Exp. before RFR
Reserve For Replacement	1,771	23	21,414	275	1109%	19,462	250	-9%	19,500	250	0%	3,250	19,500	250	0%	19,500	250	0%		Reserve For Replacement
Operating Exp. Incl. RFR	**356,111**	4,566	**462,745**	5,933	30%	**373,625**	4,790	-19%	**386,215**	4,951	3%	**49,005**	**294,030**	3,770	-21%	**374,376**	4,800	0%		**Operating Exp. Incl. RFR**
Commercial Space Expenses	**0**	0	**0**	0	0	**0**	0	0	**0**	0	0	**0**	**0**	0	0	**0**	0	0		**Commercial Space Expenses**
NOI	**111,304**	1,427	**1,176**	15	-99%	**98,629**	1,264	8287%	**81,334**	1,043	-18%	**27,926**	**232,566**	2,982	136%	**136,831**	1,754	39%		**NOI**

Comparable #	Comparable Address	Year Built	# of Units	Sales Date	NOI /	Sales Price =	Indicated Capitalization Rate

1	920 East Michigan Avenue Hobbs, New Mexico	1980s	88	12/28/2012	$117,000.00	$1,800,000.00	6.50%

2	2100 Desert Drive Las Cruces, New Mexico	1965	77	8/22/2011	$282,100.00	$3,250,000.00	8.68%

3	802 Gold Avenue SW Albuquerque, New Mexico	1993	28	7/31/2012	$103,163.00	$1,125,000.00	9.17%

4	1120 Lead Avenue SW Albuguerque, New Mexico	1970s	12	5/31/2011	$41,400.00	$460,000.00	9.00%

5	4849 Gibson SE Albuquerque, New Mexico	1960s	26	10/31/2012	$45,120.00	$522,000.00	8.64%

6	1555 South Telshor Boulevard Las Cruces, New Mexico	Unknown	50	2/26/2013	$96,000.00	$1,500,000.00	6.40%

7	4900 Wyoming Boulevard NE Albuquerque, New Mexico	1973	46	7/21/2011	$152,588.00	$1,625,000.00	9.39%

Research was conducted with the local MLS, assessor and local realtors to determine sales comparable to the subject. All comparables were given some consideration. However, the comparables most similar in number of units were given a significant amount of weight. Therefore, the appraiser determined a weighted capitalization rate of 8.50 percent for this scenario.

Realty Rates Investor Survey

The Realty Rates Investor Survey was considered in this analysis. The RealtyRates.com Investor Survey First Quarter 2013 found that investors in apartments indicate overall capitalization rates ranging from 4.16 percent to 12.72 percent, with an average of 7.62 percent. In addition, the RealtyRates.com Market Survey First Quarter 2013 found that investors in apartments in the Far West Region indicated an overall capitalization rate of 8.00 percent.

PwC Real Estate Investor Survey

The PwC Real Estate Investor Survey was considered in this analysis. The National Apartment Market survey for the fourth quarter of 2012 found that investors in apartments indicate overall capitalization rates ranging from 3.75 percent to 10.00 percent, with an average of 5.72 percent.

Band of Investment

Another method of arriving at a capitalization rate is the Band of Investment Method. This method is based on typical mortgage terms currently available and expected investment return. This analysis uses fixed interest rates. Surveys of lenders that make loans on commercial properties are currently quoting interest rates at one percent over prime and amortization of 15 to 30 years. Local lenders quoted 250 to 350 basis points over the current T-bill rate for the same term as the loan. For our calculations, the following components were used in this analysis.

Capitalization Rate Calculations

Capitalization Rate Variables
Mortgage Interest Rate	5.25%
Loan Term	30 Years
Loan To Value Ratio	75%
Debt Coverage Ratio	1.20
Equity Dividend Rate	11.00%

Band of Investment Analysis
Mortgage Constant		Loan Ratio		Contributions
0.066264	x	75.0%	=	4.97%

Equity Dividend Rate		Equity Ratio
11.00%	x	25%	=	2.75%
		Capitalization Rate	=	7.72%

Therefore, a capitalization rate of 7.72 percent was determined.